Exhibit 10.28

HEARTWARE LIMITED ABN 34 111 970 257	Level 57 MLC Centre 19-29 Martin Place Sydney NSW 2000 Ph: (+61 2) 9238 2064 Fax: (+61 2) 9238 2063 www.heartware.com.au
Mr Tim J. Barberich
40 Elm Street
Concord, MA 01742
April 16, 2008
Dear Tim
LETTER OF APPOINTMENT — BOARD OF DIRECTORS
As discussed at our recent meeting, I am very pleased to confirm our offer of a position as a Non-Executive Director of HeartWare Limited (“HeartWare” or “the Company”). We trust the association will be mutually rewarding and we look forward to a long and successful relationship.
This letter sets out the terms of your directorship. It is agreed that this is a contract for services and is not a contract of employment.
Appointment
Your appointment to the Board of Directors is for no fixed term and is otherwise in accordance with the Company’s Constitution. Accordingly, your appointment will be confirmed by shareholders at the Company’s next Annual General Meeting that is presently scheduled for mid-May 2009.
Time commitment
By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role that is likely to be in the vicinity of about 1-2 days per month on average.
Role
The Board of Directors acts within a statutory framework — principally the Corporations Act and the ASX Listing Rules in Australia and the Securities Exchange Act in the United States of America — and also in accordance with the Constitution of HeartWare. Subject to this statutory framework, the Board has the authority and the responsibility to perform the functions, determine the policies and control the affairs of the Company.
The primary role of the Board is to provide effective governance over the affairs of HeartWare so that the interests of all stakeholders are protected.

Your role will have a strong emphasis on leadership and strategic guidance for HeartWare both in the short and long-term. Specifically, as a member of the Board of Directors you will:
•	provide guidance, assistance and advice to the Chief Executive Officer on the overall direction of HeartWare as a whole;
•	provide input on HeartWare’s strategic aims; and
•	endeavour to provide appropriate guidance on matters such as commercial opportunities, funding strategies, growth areas etc.
Director’s Fee
As a director you will be entitled to directors’ fees of US$60,000 per annum (excluding superannuation).
HeartWare will also grant you 200,000 options under the Company’s Employee Share Option Plan, subject to shareholder approval as required under the ASX Listing Rules and other relevant legislation. These options shall vest in three annual tranches commencing on the first anniversary of the grant date. The options shall have an exercise price determined by the Board of Directors.
In addition to the above, reasonable out-of-pocket expenses incurred in the course of carrying out your role will be reimbursed by the Company. Approval of the Chairman or Chief Executive Officer should be obtained before traveling interstate or overseas on behalf of the Company.
Outside interests
It is accepted and acknowledged that you have business interests other than those of HeartWare and have declared any conflicts that are apparent at present. In the event that you become aware of any conflicts of interest, these should be disclosed to the Chairman as soon as apparent.
Confidentiality
All information acquired during your appointment is confidential to HeartWare and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the Chairman.
Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently, you should avoid making any public statements that might risk a breach of these requirements without prior clearance from the Chairman. To this end, a copy of Guidance Note 8: Continuous Disclosure from the ASX Listing Rules is included for your information.
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It would be appreciated if you could complete, sign and return the attached consent in order to formalize your appointment.

The Board welcomes you as a member of the Board of Directors and trusts that the association will be one of mutual benefit, reward and enjoyment.
Yours sincerely

Rob Thomas
Chairman

Encl:	Consent to Act as a Director ASX Guidance Note 8